STOCK EXCHANGE AGREEMENT

AMONG

GENTOR RESOURCES, INC., a Florida corporation

AND

APM MINING LTD, a British Virgin Islands registered company

AND

THE SOLE HOLDER OF ALL OF THE ISSUED AND OUTSTANDING CAPITAL EQUITY SECURITIES OF APM MINING LTD, a British Virgin Islands registered company

February 23, 2010

TABLE OF CONTENTS

Page

1.

Definitions

1

2.

Exchange of Gentor Shares for APM Mining Shares

3

2.1

Exchange Date

3

2.2

Exchange Transaction

3

2.3

The Exchange

3

3.

Due Diligence Review Period

3

3.1

Due Diligence Review

3

3.2

Termination

3

4.

Representations and Warranties Concerning the Transaction

3

4.1

Representations and Warranties of the Shareholder

3

4.2

Representations and Warranties of Gentor

5

4.3

Representations and Warranties of APM Mining

5

5.

Cooperation With the Filing of Form 8-K

10

6.

Legal Opinion

10

7.

Post Exchange  Covenant

10

8.

Miscellaneous.

10

8.1

Amendment

10

8.2

Counterparts

10

8.3

Entire Agreement

10

8.4

Expenses

10

8.5

Facsimile/Electronic Execution

10

8.6

Governing Law

10

8.7

Headings

10

8.8

Incorporation of Exhibits

10

8.9

No Third-Party Beneficiaries

10

8.10

Notices

10

8.11

Press Releases and Public Announcements

11

8.12

Severability

11

8.13

Specific Performance

12

8.14

Submission to Jurisdiction

12

8.15

Succession and Assigns

12

8.16

Waiver

12

Exhibit

2.2

Share List

Exhibit

4.3(g)

Map

Exhibit

4.3(i)(1)

Financial Statements

Exhibit

6

Legal Opinion of Counsel to APM Mining Ltd.

STOCK EXCHANGE AGREEMENT

This Stock Exchange Agreement (the “Agreement”) is entered into and dated effective as of the 23rd  day of February, 2010 (the “Effective Date”), by and among Gentor Resources, Inc., a Florida corporation (“Gentor”), APM Mining Ltd., British Virgin Islands registered company (“APM Mining”) and Arabian Peninsula Projects Ltd.,a British Virgin Islands registered company as the sole holder (the “Shareholder”) of One Hundred (100) shares of the equity stock of APM Mining (the “APM Mining Shares”).  Gentor, APM Mining and the Shareholder are hereinafter referred to each as a “Party” and collectively as the “Parties.”

This Agreement contemplates a transaction in which Gentor will exchange (the “Exchange”) Ten Million Three Hundred Sixty Two Thousand (10,362,000) shares of common stock,  par value $0.0001 of Gentor (the “Gentor Shares”) with the Shareholder for the APM Mining Shares.  The APM Mining Shares represent all of the issued and outstanding equity stock of APM Mining, and upon conclusion of the exchange of the Gentor Shares for the APM Mining Shares, APM Mining will be a wholly owned Subsidiary of Gentor.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.

Definitions.

1.1

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

1.2

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

1.3

“APM Mining” has the meaning set forth in the preface above.

1.4

“APM Mining Shares” has the meaning set forth in the preface above.

1.5

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

1.6

“Code” means the Internal Revenue Code of 1986, as amended.

1.7

“Environmental, Health, and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

1.8

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

1.9

“Gentor” has the meaning set forth in the preface above.

1.10

“Gentor Shares” has the meaning set forth in the preface above.

1.11

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

1.12

“Knowledge” means actual knowledge after reasonable investigation.

1.13

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

1.14

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

1.15

“Party” has the meaning set forth in the preface above.

1.16

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

1.17

“Securities Act” means the Securities Act of 1933, as amended.

1.18

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.19

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

1.20

“Shareholder” has the meaning set forth in the preface above.

1.21

“Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the equity securities, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or similar governing body, or otherwise has the power to direct the business and policies of such Person.

1.22

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.23

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.

Exchange of Gentor Shares for APM Mining Shares.

2.1

Exchange Date.  Subject to the accuracy of the representations set forth in paragraph 4 and the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take on the Exchange Date itself), the Exchange is scheduled to occur on March 10, 2010 or such other date as the Parties may mutually determine (in any case, the “Exchange Date”) at such time and at such location as may be mutually determined by the Parties; provided, however, the Exchange Date shall not occur on or before the expiration of the Due Diligence Period (as hereinafter defined), unless the expiration date of the Due Diligence Period is shortened by Gentor in writing.

2.2

Exchange Transaction.  On the Exchange Date, the Shareholder shall transfer to Gentor the number of the APM Mining Shares owned by the Shareholder in exchange for which Gentor shall issue that number of Gentor Shares as set forth on Exhibit 2.2 to the Shareholder.  The number of APM Mining Shares held by the Shareholder and the number of Gentor Shares to be issued to the Shareholder is specifically set forth on Exhibit 2.2.

2.3

The Exchange.  On the Exchange Date, the Shareholder shall cause the stock certificates (each a “Certificate” and collectively the “Certificates”) representing the Shareholder’s APM Mining Shares to be delivered to Gentor, endorsed in blank or with a duly executed stock power attached thereto and concurrently therewith, Gentor shall issue the Gentor Shares to the Shareholder in the amounts identified on Exhibit 2.2.  In addition, on the Exchange Date, each of the Parties will deliver to the Party entitled to same such other certificates, instruments and documents required hereunder.

3.

Due Diligence Review Period.

3.1

Due Diligence Review. Gentor shall have a period of time (the “Due Diligence Period”) commencing upon the Effective Date and ending at 5:00 P.M. fifteen (15) days thereafter, or such earlier date as may be determined appropriate by Gentor (in either case, the “Due Diligence Period Expiration Date”) to continue the review of the business of and the legal and accounting matters associated with APM Mining, the APM Mining Shares and the Shareholder (collectively, the “Due Diligence Review”).

3.2

Termination. Gentor shall have the absolute right to terminate this Agreement, in the exercise of the sole and exclusive discretion of Gentor, at any time prior to the expiration of the Due Diligence Review Period.  If Gentor elects to cancel this Agreement, Gentor shall deliver written notice to the Shareholder  of such election prior to the expiration of the Due Diligence Review Period, and thereupon, this Agreement shall terminate and the Parties hereto shall be released from any further obligation hereunder.

4.

Representations and Warranties Concerning the Transaction.

4.1

Representations and Warranties of the Shareholder.  The Shareholder represents and warrants to Gentor that the statements contained in this Paragraph 4.1 are correct and complete as to the  Shareholder on and as of the Exchange Date:

(a)

Organization of The Shareholder.  If the Shareholder is a corporation or other entity, the Shareholder is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

(b)

Authorization of Transaction.  The Shareholder has full power and authority (including, if the Shareholder is a corporation or other organization, full organizational power and authority) to execute and deliver this Agreement and to perform the obligations of the Shareholder hereunder.  This Agreement constitutes the valid and legally binding obligation of the Shareholder, enforceable in accordance with its terms and conditions.  The Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the exchange  transaction contemplated by this Agreement.

(c)

Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the exchange transaction contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Shareholder is subject or, if the Shareholder is an entity, any provision of its organizational documents, or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Shareholder is a party or by which the Shareholder is bound or to which any of the assets of the Shareholder is subject.

(d)

Investment.  The Shareholder:

(1)

understands that the Gentor Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, which depends upon, among other things, the accuracy of the required representations and warranties of the Shareholder;

(2)

that an appropriate restricted securities legend shall be imprinted on the face of each certificate representing the Gentor Shares acquired by the Shareholder;

(3)

understands that the Gentor Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available, and that Gentor has no obligation whatsoever to register the Gentor Shares under the Securities Act;

(4)

understands the provisions of Rule 144 (the “Rule”) promulgated under the Securities Act permit limited resale of securities purchased in a private transaction, subject to the satisfaction of certain conditions as set forth in the Rule;

(5)

is acquiring the Gentor Shares solely for the account of the  Shareholder for investment purposes and not with a view to the distribution thereof;

(6)

has had the opportunity to obtain such information as the  Shareholder desired in order to evaluate the merits and the risks inherent in acquiring and holding the Gentor Shares; and

(7)

is able to bear the economic risk and lack of liquidity inherent in holding the Gentor Shares.

(e)

Public Reporting Information. The Shareholder understands that the  Shareholder is acquiring the Gentor Shares without being furnished any offering literature or prospectus.  The Shareholder has had the opportunity to review all  reports filed by Gentor (the “Reports”) pursuant to the Securities Act and/or the Securities Exchange Act. The Shareholder acknowledges that the Shareholder has been given the opportunity to obtain and, to the extent requested, has obtained such information or data from Gentor  or otherwise as the Shareholder may deem appropriate in order to provide the Shareholder with the basis of making an informed investment decision with respect to the acquisition of the Gentor Shares. Except as may be specifically set forth herein, no representations or warranties have been made to the Shareholder by Gentor or any agent, employee or affiliate of Gentor, as a condition to executing this Agreement, and the Shareholder is not relying on any information other than that which is contained in the Reports or the results of any  independent investigation undertaken by the Shareholder.

(f)

APM Mining Shares.  The Shareholder is the sole shareholder of APM Mining. The Shareholder holds of record and owns beneficially the number of APM Mining Shares set forth next to the name of the Shareholder on Exhibit 2.2, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  The Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Shareholder to sell, transfer, or otherwise dispose of any APM Mining Shares (other than this Agreement).  The APM Mining Shares set forth next to the name of the Shareholder on Exhibit 2.2 represents all of the issued and outstanding equity securities of APM Mining owned by the Shareholder.

(g)

Brokers’ Fees.  Neither APM Mining nor the Shareholder has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Gentor could become liable or obligated.

4.2

Representations and Warranties of Gentor.  Gentor represents and warrants to the Shareholder that the statements contained in this Paragraph 4.2 are correct and complete on and as of the Exchange Date.

(a)

Organization of Gentor.  Gentor is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b)

Authorization of Transaction.  Gentor has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Gentor, enforceable in accordance with its terms and conditions.  Other than the reporting requirements under Securities Act and/or the Securities Exchange Act, Gentor need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the exchange  transaction contemplated by this Agreement.

(c)

Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the exchange transaction contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Gentor is subject or any provision of its charter or bylaws or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Gentor is a party or by which it is bound or to which any of its assets is subject.

(d)

Investment.  Gentor is not acquiring APM Mining Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4.3

Representations and Warranties of APM Mining. APM Mining represents and warrants to Gentor that the statements contained in this Paragraph 4.3 are correct and complete on and as of the Exchange Date.

(a)

Organization, Qualification, and Corporate Power.  APM Mining is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.  APM Mining is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  APM Mining has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.  APM Mining is not  in default under or in violation of any provision of its charter or bylaws.

(b)

Capitalization.  The entire issued and outstanding capital stock of APM Mining consists of the APM Mining Shares.  All of the APM Mining Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record by the  Shareholder as set forth on Exhibit 2.2.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require APM Mining to issue, sell, or otherwise cause to become outstanding any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to APM Mining.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of APM Mining.

(c)

Noncontravention.  APM Mining  is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the exchange transaction contemplated by this Agreement.  Neither the execution and the delivery of this Agreement nor the consummation of the exchange transaction contemplated hereby will:

(1)

violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which APM Mining is subject or any provision of the charter or bylaws of APM Mining; or

(2)

conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which APM Mining is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

(d)

Title to Assets.  APM Mining has good and marketable title to, or a valid leasehold interest in, the properties and assets, used by APM Mining, located on its premises, free and clear of all Security Interests as of the Exchange Date.

(e)

Books and Records.  The books and records of APM Mining (i) accurately and fairly represent its  business and its results of operations in all material respects, (ii) contains a complete and accurate accounting of financial condition and earnings of APM Mining, (iii) specifies all inventory, furniture, fixtures, equipment, and vehicles, and other tangible property owned by, or used by, or leased by, APM Mining, and (iv) contains a complete and accurate description of all leases, security agreements, or other title retention or security arrangements in connection with the assets of APM Mining.

(f)

Directors, Officers, Employees and Independent Contractors.  Prior to the expiration of the Due Diligence Period, APM Mining will provide Gentor in writing with a true, complete and accurate list as of the Exchange Date of (i) each employee or director of APM Mining, including each employee on leave of absence or layoff status, his or her job title, and current compensation; and (ii) each independent contractor, excluding accountants and attorneys, of APM Mining, the type of services such independent contractor provides and their current compensation.

(g)

Mining and Mineral Rights.

(1)

As of the Exchange Date, APM Mining owns the exclusive right and privilege (the “Exploration and Mining Rights”) to earn into those premises known as “Block 5” and “Block 6” located in the Sultanate of Oman, as more specifically identified on the map attached hereto as Exhibit 4.3(g), for the purposes of exploration, prospecting and development, production, removal and sale of all minerals, mineral substances, metals, ore bearing materials and rocks of every kind, including the right of ingress and egress for personnel, machinery, equipment, supplies and products and the right to use so much of the surface and water located thereon as may be reasonably needed for such purposes.

(2)

Prior to the expiration of the Due Diligence Period, APM Mining shall deliver to Gentor a true, correct and complete copy of each and every written agreement which evidences and memorializes the Exploration and Mining Rights. With respect to each such agreement, as of the Exchange Date: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

(h)

Subsidiaries.  APM Mining has no Subsidiaries.

(i)

Financial Statements.  Prior to the Exchange Date and as a condition to the obligation of Gentor to conclude the Exchange, APM Mining shall:

(1)

Provide to Gentor and attach hereto as Exhibit 4.3(i)(1) the audited  balance sheets, statements of income, changes in stockholders' equity, and cash flow for the fiscal year ended 2009 for APM Mining (collectively, the “Financial Statements”).

(2)

The Financial Statements (including the notes thereto) will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, will present fairly the financial condition of APM Mining as of such dates and the results of operations of APM Mining for such periods, will be correct and complete, and will be consistent with the books and records of APM Mining (which books and records are correct and complete).

(j)

Events Subsequent to December 31, 2009.  Since December 31, 2009, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of APM Mining. Without limiting the generality of the foregoing, since December 31, 2009:

(1)

APM Mining has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(2)

APM Mining has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than US$2,500 or outside the Ordinary Course of Business;

(3)

no party (including APM Mining) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than US$2,500 to which APM Mining is a party or by which APM Mining is bound;

(4)

APM Mining has not imposed any Security Interest upon any of its assets, tangible or intangible;

(5)

APM Mining  has not made any capital expenditure (or series of related capital expenditures) either involving more than US$2,500 or outside the Ordinary Course of Business;

(6)

APM Mining has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than US$2,500 or outside the Ordinary Course of Business;

(7)

APM Mining has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than US$2,500 singly or US$5,000 in the aggregate;

(8)

APM Mining has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(9)

APM Mining has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than US$2,500 or outside the Ordinary Course of Business;

(10)

APM Mining has not  granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(11)

there has been no change made or authorized in the charter, bylaws and/or other similar corporate governing documents of APM Mining;

(12)

APM Mining has not  issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(13)

APM Mining has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(14)

APM Mining has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(15)

APM Mining has not made any loan to, or entered into any other transaction with, any of its directors, officers, and/or employees;

(16)

APM Mining has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(17)

APM Mining has not granted any increase in the base compensation of any of its directors, officers, and employees;

(18)

APM Mining has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other employee benefit plan);

(19)

APM Mining has not made any other change in employment terms for any of its directors, officers, and/or employees;

(20)

APM Mining has not made or pledged to make any charitable or other capital contribution to any Person;

(21)

there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving APM Mining and/or any of its assets; and

(22)

Neither APM Mining nor the Shareholder have committed to any of the foregoing.

(k)

Undisclosed Liabilities.  APM Mining does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for Liabilities which have arisen in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and are reflected on the Financial Statements.

(l)

Legal Compliance.  APM Mining has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

(m)

Tax Matters.

(1)

APM Mining has filed all Tax Returns that it was required to file, if any.  All such Tax Returns were correct and complete in all respects. All Taxes owed by APM Mining (whether or not shown on any Tax Return) have been paid.  APM Mining is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where APM Mining does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Security Interests on any of the assets of any of APM Mining  that arose in connection with any failure (or alleged failure) to pay any Tax.

(2)

APM Mining has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(3)

APM Mining does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Tax Liability of APM Mining either: (i) claimed or raised by any authority in writing; or (ii) as to which APM Mining has Knowledge based upon personal contact with any agent of such authority.

(4)

APM Mining has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(n)

Intellectual Property.

(1)

Each item of Intellectual Property that is owned or used by APM Mining immediately prior to the Exchange Date will be owned or available for use by APM Mining on identical terms and conditions on the Exchange Date.

(2)

APM Mining has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and APM Mining has no knowledge of any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that APM Mining must license or refrain from using any Intellectual Property rights of any third party).  To the Knowledge of APM Mining, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of APM Mining.

(o)

Litigation.  APM Mining is not involved in any litigation matters, and  APM Mining has no reason to believe that any action, suit, proceeding, hearing, or investigation may be brought or threatened against APM Mining.

(p)

Environment, Health, and Safety. APM Mining has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against APM Mining alleging any failure so to comply.

(q)

Relationships with Related Persons.  Neither the Shareholder nor any related person or Affiliate of the Shareholder: (i) has, or has had, any interest in any property used in the business of APM Mining; (ii) has owned, directly or indirectly, an equity interest or any other financial or profit interest in, an entity that has had business dealings or a material financial interest in any transaction with APM Mining; and/or (iii) is a party to any contract with APM Mining, other than employment based contracts.

(r)

Disclosure.  The representations and warranties contained in this Paragraph 4.3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Paragraph 4.3 not misleading.

5.

Cooperation With the Filing of Form 8-K.  APM Mining and the Shareholder, jointly and severally, covenant to Gentor that each of APM Mining and the Shareholder shall use their respective best efforts to cooperate with Gentor and to provide Gentor with any and all information reasonably requested by Gentor in connection with the preparation by Gentor of such Forms 8-K relating to the transactions contemplated hereunder.  APM Mining and the Shareholder each recognize that an initial Form 8-K must be filed within four (4) business days after the Effective Date.

6.

Legal Opinion.

Prior to the Exchange Date and as a condition to the obligation of Gentor to conclude the Exchange counsel to APM Mining (which counsel shall be  reasonably acceptable to Gentor), shall have delivered to Gentor an opinion regarding the transactions contemplated under this Agreement, dated as of the Exchange Date, in the form attached as Exhibit 6.

7.

Post Exchange  Covenant.  The Parties, with respect to the period following the Exchange Date, agree that should any further action be necessary or desirable to carry out the purposes of this Agreement each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request in writing, all at the sole cost and expense of the requesting Party.

8.

Miscellaneous.

8.1

Amendment.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties.

8.2

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8.3

Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

8.4

Expenses.  Each of the Parties will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Exchange.  Gentor acknowledges that APM Mining may bear all or a part of the Shareholder’s costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or the Exchange.

8.5

Facsimile/Electronic Execution.  Signatures on counterparts of this Agreement transmitted by facsimile or by electronic means are hereby authorized and shall be acknowledged as if any such signature included on any such counterpart and so transmitted was an original execution.

8.6

Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

8.7

Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.8

Incorporation of Exhibits. The Exhibit  identified in this Agreement is incorporated herein by reference and made a part hereof.

8.9

No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

8.10

Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth below using registered or certified mail, return receipt requested, postage prepaid, personal delivery, recognized international courier service, telecopy or electronic mail, and such notice, request, demand, claim, or other communication shall be deemed to have been duly given three (3) days after mailing if sent by registered or certified mail, on the day same is provided to the party undertaking personal delivery, provided that such party provides an acknowledgment of the delivery thereof at the address indicated thereon, seven (7) days after same is provided to the recognized international courier service, provided that such party provides an acknowledgment of the delivery thereof at the address indicated thereon and on the day same is transmitted by telecopy or electronic mail, provided that the party sending same obtains a written confirmation of the electronic delivery thereof.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.  The addresses of the Parties are as set forth below:

If to the Shareholder:

To the address listed on books and records of APM Mining

If to Gentor:

Gentor Corporation

ATTENTION: Arnold T. Kondrat, Executive Vice President

First Canadian Place, Suite 7070

100 King Street West

Toronto, Ontario M5X 1E3

Telephone:(416) 366-8488

Facsimile:(416) 366-7722

With a copy to:

Edward H. Gilbert, P.A

Attention: Edward H. Gilbert, Esq.

1141 South Rogers Circle, Suite 12

Boca Raton, Florida 33487

Telephone: (561) 997-7911

Facsimile: (561) 97-7912

If to APM Mining:

APM Mining Ltd.

South African Representative Office

Ground Floor, Block C

Little Fourways Office Park

1 Leslie Avenue East

Fourways, South Africa

Telephone: +27-11-707-4900

Facsimile:+27-11-705-2343

With a copy to:

Peter Ruxton

6 Rochester Road

Tonebridge, Kent TN10 4N0

England

Telephone:+44-1959569785

Facsimile:+44-1959561232

8.11

Press Releases and Public Announcements.  Except as determined appropriate by Gentor or as is otherwise required to disclose under the Securities Act and/or the Securities Exchange Act, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement.

8.12

Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.13

Specific Performance.  Each Party acknowledges and agrees that each other Party would be damaged irreparably in the event  the provisions of this Agreement are not performed in accordance with their specific terms.  Accordingly, each Party agrees that each other Party shall be entitled to specifically enforce this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which a Party may be entitled, at law or in equity.

8.14

Submission to Jurisdiction. Each Party submits to the jurisdiction of any state or federal court sitting in Palm Beach County, Florida in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.  Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  The Shareholder hereby appoints the Secretary of State of the State of Florida as such Shareholder's agent to receive on behalf of such Shareholder service of copies of the summons and complaint and any other process that might be served in the action or proceeding.  Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Paragraph 8.10 above; or (ii)  to the Shareholder to be served in care of the Secretary of State of the State of Florida.

8.15

Succession and Assigns.  This Agreement shall be binding upon and inure to the benefit of each Party named herein and the respective successors and permitted assigns of such Party.  No Party may assign either this Agreement or any the rights, interests or obligations of such Party.

8.16

Waiver.  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(Signatures Appear Next Page)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Gentor:

Gentor Resources, Inc., a Florida corporation

By:

/s/ Arnold T. Kondrat

Arnold T. Kondrat, Executive Vice President

APM Mining:

APM Mining Ltd, a British Virgin Islands registered company

By:

/s/ Rudolph de Bruin

Name:

Rudolph de Bruin

Its:

Director

Shareholder:

Arabian Peninsula Projects Ltd.,a British Virgin Islands registered company

By:

/s/ David Twist

Authorized Signatory

Name:

David Twist

Exhibit 2.2

The Exchange

Shareholder	APM Mining Shares Owned and being Exchanged	Gentor Shares to be Issued
Arabian Peninsula Projects Ltd.,a British Virgin Islands registered company	100	10,362,000

Exhibit 4.3(g)

Map

See attached.

;

Exhibit 4.3(i)(1)

Financial Statements

To be attached.

Exhibit 6

Legal Opinion

Gentor Resources, Inc.

2289 Pahsimeroi Road

Patterson, Idaho 83253

United States of America

Dear Sirs:

Re:

The transactions contemplated under a Stock Exchange Agreement (the “Stock Exchange Agreement”) dated effective as of the ___ day of ______________, 2010 by and among Gentor Resources, Inc., a Florida corporation (“Gentor”), APM Mining Ltd., a British Virgin Islands registered company (the “Company”) and Arabian Peninsula Projects Ltd., a British Virgin Islands registered company (the “Seller”)

We are a firm of lawyers qualified to practise and practising in the British Virgin Islands (“BVI”) and have been asked to give an opinion in connection with the Company and the Seller entering into the Stock Exchange Agreement. The Stock Exchange Agreement contemplates a transaction in which Gentor will exchange (the “Exchange”) Ten Million Three Hundred and Sixty Two Thousand (10,362,000) shares of common stock of Gentor (the “Gentor Shares”) with the Seller for One Hundred (100) shares of common stock of the Company (the “Company Shares”). We are advised that if the Exchange is consummated pursuant to the terms of the Stock Exchange Agreement, the parties to the Stock Exchange Agreement intend that the Company will become a wholly owned subsidiary of Gentor.

For the purpose of giving this opinion we have examined the following documents (“the Documents”):

(a)

a copy of the Stock Exchange Agreement;

(b)

a copy of written resolutions of the Board of Directors of the Company dated February 10, 2010, inter alia, approving the execution of the Stock Exchange Agreement by the Company;

(c)

a copy of written resolutions of the sole director of the Seller dated February 10, 2010, inter alia, approving the execution of the Stock Exchange Agreement by the Company;

(d)

a copy of a Director's Certificate dated __ and issued on behalf of the Company confirming that any and all documents which contain resolutions of directors and members, respectively, or extracts of minutes of meetings of the directors and meetings of the members, respectively, accurately and genuinely represent proceedings of meetings of the directors and of meetings of members, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout and that no directors' conflicts of interests exist or if they do exist, that shareholder approval has been or will be obtained;

(e)

a copy of a Director's Certificate dated __ and issued on behalf of the Seller confirming that any and all documents which contain resolutions of directors and members, respectively, or extracts of minutes of meetings of the directors and meetings of the members, respectively, accurately and genuinely represent proceedings of meetings of the directors and of meetings of members, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout and that no directors' conflicts of interests exist or if they do exist, that shareholder approval has been or will be obtained;

(f)

a copy of a Certificate of Incumbency dated February 15, 2010 and issued by the registered agent of the Company;

(g)

a  copy of a Certificate of Incumbency dated _____ and issued by the registered agent of the Seller together with the Certificate of Incumbency referred to in paragraph (f) above (“the Certificates of Incumbency”);

(h)

a certified copy of the Register of Members of the Company issued by the Company's registered agent;

(i)

a Certificate of Good Standing issued by the Registry of Corporate Affairs in respect of the Company;

(j)

a Certificate of Good Standing issued by the Registry of Corporate Affairs in respect of the Seller;

(k)

the public records of each of the Company and the Seller on file and available for inspection at the BVI Registry of Corporate Affairs on February____  2010; and

(l)

with respect to each of the Company and the Seller the records of proceedings on file with, and available for inspection on February ____ 2010 at the High Court of Justice, BVI.

We have also reviewed a copy of the Memorandum and Articles of Association of each of the Company and the Seller, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

A company search conducted in the BVI is limited in respect of the information it produces. There is no requirement to file at the Registry of Corporate Affairs information regarding mortgages or charges created by a company.  Further, a company search does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company's public file.  Moreover, a company search carried out in the BVI is unlikely to reveal any information as to any such procedure initiated by the Company in any other jurisdiction.

For the purpose of this opinion we have assumed:

(a)

that any draft documents reviewed by us will be executed without any material change to the drafts reviewed by us or any change which would affect our opinion;

(b)

the genuineness of all signatures and seals, the conformity to originals of all documents purporting to be copies of originals and the authenticity of the originals of such documents;

(c)

all the obligations under the Stock Exchange Agreement of each party to it other than the Company and the Seller are legal, valid and binding on that party in accordance with its terms;

(d)

the absence of any other or collateral arrangements which modify or supersede any of the terms of the Stock Exchange Agreement;

(e)

the due compliance with all matters (including, without limitation, the obtaining of necessary consents, licences and approvals, and the making of necessary filings and registrations) required under any laws other than the laws of the BVI and compliance with the provisions of such laws as are applicable to the Stock Exchange Agreement and the parties thereto and the legality, validity and enforceability of  the Stock Exchange Agreement under such laws;

(f)

that such of the documents as contain resolutions of directors and members, respectively, or extracts of minutes of meetings of the directors and meetings of the members, respectively, accurately and genuinely represent proceedings of meetings of the directors and of meetings of members, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(g)

that no directors' conflicts of interests exist or if they do exist, that shareholder approval has been or will be obtained;

(h)

the accuracy and completeness of all factual representations (if any) made in the Documents;

(i)

that insofar as any obligation under the Stock Exchange Agreement is to be performed in any jurisdiction outside the BVI its performance will not be illegal or unenforceable by virtue of the law of that jurisdiction;

(j)

that the Cause Book of the High Court of Justice of the BVI maintained by the Registrar of the said High Court at the BVI High Court Registry constitutes a complete record of proceedings before the said High Court and that the index of Civil Suits maintained at the said High Court Registry is a complete index  to the suits recorded in the said Cause Book;

(k)

that the information disclosed by each of the company searches referred to above is accurate and complete as at the date of this opinion and conforms to records maintained by the Company and the Seller and that, in the case of the company search, the search did not fail to disclose any information which had been filed with or delivered to the Registry of Corporate Affairs but had not been processed at the time when the search was conducted; and

(l)

that there has been no change in the information contained in each of the Certificates of Incumbency since the date of its issue.

We have made no investigation of and expressed no opinion in relation to the laws of any country or territory other than the BVI.  This opinion is limited to and is given on the basis of the current law and practice in the BVI and is to be construed in accordance with, and is governed by, the laws of the BVI.

Based upon and subject to the foregoing and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

Status

1.

The Company and the Seller are each duly incorporated in the BVI under the provisions of the British Virgin Islands Business Companies Act, 2004.

2.

The Company and the Seller are each validly existing and in good standing with the authorities of the BVI. The Company and the Seller are each separate legal entities and are subject to suit in their respective names.

Powers & Authorities

3.

The Company and the Seller each have the corporate power under their respective constitutional documents and the laws of the BVI to enter into and perform the obligations and liabilities on their part as provided in the Stock Exchange Agreement.

4.

The Company and the Seller have each taken all necessary corporate action and obtained all consents to authorize the entry into and performance in accordance with the terms of the Stock Exchange Agreement and the transactions contemplated thereby.

Legal Validity

5.

The Stock Exchange Agreement was duly executed and constitutes legal, valid and binding obligations of each of the Company and the Seller enforceable against each of them respectively in accordance with the terms thereof, to the extent and in accordance with the governing law of such document.

Non Conflict with laws

6.

The execution, delivery and performance by each of the Company and the Seller of the Stock Exchange Agreement will not violate in any respect any provision of any law or regulation of the BVI or the respective Memorandum and Articles of the Company and the Seller.

Consents

7.

No consents, licences, permits, approvals, authorizations of, declarations to, exemptions, filing with, registration or notarisation by any authority, bureau or agency are required in connection with the entry into, performance, validity or enforceability of the Stock Exchange Agreement in the BVI.

Authorised Shares

8.

The Company is authorised to issue a maximum of 50,000 shares. Based solely on the Register of Members, the Certificate of Incumbency issued in respect of the Company and the Director's Certificate issued in respect of the Company-

(a)

no other class or designation of any other equity or debt security exists; and

(b)

the outstanding and issued shares of the Company consist of 100 shares all of which are held by the Seller.

To our knowledge, there are no shares of the Company issuable upon conversion of any security of the Company nor are there any rights, options or warrants outstanding or other agreements to acquire shares from the Company or any shareholders thereof nor to our knowledge is the Company or any shareholder thereof contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares.

The Company Shares

9.

Under BVI law, the share register of the Company is prima facie evidence of all the matters directed or authorised by the Act to be kept in it. On this basis, as the name of the Seller has been entered on the share register as the sole member of the Company, the Seller is entitled to be treated by the Company as the sole member of the Company.

10.

Based on the Certificate of Incumbency and the Register of Members, the Company Shares have been duly authorized and validly issued and to the best of our knowledge are fully paid and nonassessable and the Seller is the sole and beneficial owner of the Company Shares. On this basis, when the Company Shares are exchanged for the Gentor Shares in accordance with the terms of the Stock Exchange Agreement, and Gentor's name is entered on the Register of Members for the Company in place of the Seller, Gentor shall then be the sole owner of the Company Shares, and the Company shall be a wholly owned subsidiary of Gentor.

Company Search Results

11.

No court proceedings pending against either the Company or the Seller are indicated by our searches of the BVI High Court Registry referred to in this opinion.

12.

On the basis of our searches of the BVI Registry of Corporate Affairs and the BVI High Court Registry referred to in this opinion, respectively, no currently valid order or resolution for winding up or dissolution of the Company or the Seller and no current notice of appointment of a receiver, liquidator or similar officer over the Company or the Seller or any of their respective assets appears on the records maintained in respect of the Company or the Seller at the Registry of Corporate Affairs.

The opinion expressed herein is subject to the following qualifications:

(a)

The obligations of the Company and the Seller under the Stock Exchange Agreement will be subject to the laws from time to time in effect relating to insolvency, liquidation, reorganization or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors. Further, the obligations of the Company and the Seller may be subject to statutory limitation of the time within which proceedings may be brought.

(b)

We express no opinion as to the accuracy and completeness of any warranties or representations made in the Stock Exchange Agreement other than those specifically addressed in this opinion.

(c)

Where a party to the Stock Exchange Agreement is vested with a discretion or may determine a matter in its opinion, BVI law may require that such discretion be exercised reasonably or that such opinion is based upon reasonable grounds.

(d)

No opinion is given herein as to the availability of any specific remedy other than monetary damages for the enforcement of any obligation of the Company or the Seller, and such enforcement may be limited by general principles of equity.  This opinion should not be taken to imply that a BVI Court will necessarily grant any remedy, the availability of which is subject to equitable considerations or which is otherwise in the discretion of such Court or that the BVI Court will in fact have the authority or jurisdiction to grant any remedy or make any order other than as to damages.

(e)

Where any obligations of any person are to be performed or observed in jurisdictions outside of the BVI, such obligations may not be enforceable under BVI law if and to the extent that such performance or observance would be illegal, unenforceable or contrary to public policy under the laws of such jurisdiction.

(f)

Claims may become barred under the Limitation Act or may be or become subject to defences of set-off or counterclaim.

(g)

A remedy consequent upon default may not be enforceable if construed by any tribunal as being a penalty, particularly if such remedy involves enforcing an additional pecuniary remedy (such as default or overdue interest) referable to such default.

In this opinion:

a)

“Law” includes any law, statute, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure or any order or decree of any governmental, judicial or public or other body or authority.

b)

“Person” means any individual, partnership, joint venture, company, trust, association (incorporated or not) or any governmental, judicial public or other body or authority.

c)

“Registrar of Corporate Affairs” means the Registrar of Corporate Affairs of the BVI.

d)

“Registry of Corporate Affairs” means the Registry of Corporate Affairs in the BVI.

e)

Where the context so admits words importing the singular include the plural and those in the masculine gender include the feminine and neuter gender and vice versa in each case.

This opinion (which is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matters not specifically referred to herein) may be relied upon by Gentor and its successors and/or assigns is given solely in connection with the Stock Exchange Agreement and may not be relied upon by any other Persons or for any other purpose, nor may it be quoted or referred to in any public document, nor may it or copies of it be shown to or filed with any governmental agency or any other Person.

Yours faithfully,

O’NEAL WEBSTER